EXHIBIT 10.1

                     AMENDMENT NUMBER ONE TO LOAN AGREEMENT
                        (TOWN & COUNTRY CORPORATION AND
                                 SUBSIDIARIES)

     THIS AMENDMENT NUMBER ONE TO LOAN AGREEMENT (this "Amendment"), dated as of October 31, 1996, is entered into between Town & Country Corporation, a Massachusetts corporation, Town & Country Fine Jewelry Group, Inc., a Massachusetts corporation, Gold Lance, Inc., a Massachusetts corporation, L. G. Balfour Company, Inc., a Delaware corporation (which aforesaid corporations, individually and collectively, jointly and severally, and together with their successors and assigns, are herein referred to as "Borrower"), and Foothill Capital Corporation, a California corporation ("Foothill"), in light of the following:

     WHEREAS Borrower and Foothill are parties to that certain Loan Agreement dated as of July 3, 1996 (as from time to time amended, modified, supplemented, renewed, extended, or restated, the "Loan Agreement"); and

     WHEREAS Borrower has requested that certain provisions of the Loan Agreement be amended, and Foothill has agreed to amend such provisions in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions, and provisions as hereinafter set forth, the parties hereto agree as follows:

     1. Initially capitalized terms used herein have the meanings defined in the Loan Agreement unless otherwise defined herein.

     2. Section 6.13 of the Loan Agreement hereby is deleted in its entirety and the following hereby is substituted in lieu thereof:

               6.13 FINANCIAL COVENANTS.  Borrower shall maintain:

     (a) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least one and three-quarters to one (1.75:1.00), measured on a fiscal quarter basis; provided, however, that Borrower need only maintain such a ratio of at least one and three-tenths to one (1.3:1.0) for the fiscal quarter ending November 24, 1996 and of at least one and three-tenths to one (1.3:1.0) for the fiscal quarter ending February 23, 1997.

     (b) Consolidated Tangible Net Worth. Consolidated Tangible Net Worth of at least Forty-Eight Million Dollars ($48,000,000) measured on a fiscal quarter basis; provided, however, that Borrower need only maintain Consolidated Tangible Net Worth of at least Six Million Eight Hundred Thousand Dollars ($6,800,000 for the fiscal quarter ending November 24, 1996 and of at least Two Million Ninety-Three Thousand Dollars ($2,093,000 for the fiscal quarter ending February 23, 1997.

     (c) Working Capital. Working Capital of not less than Seventy Five Million Dollars ($75,000,000), measured on a fiscal quarter basis; provided, however, that Borrower need only maintain Working Capital of not less than Thirty Four Million Dollars ($34,000,000) for the fiscal quarter ending November 24, 1996 and of not less than Twenty Nine Million Six Hundred Thousand Dollars ($29,600,000) for the fiscal quarter ending February 23, 1997.

     (d) Consolidated Interest Coverage Ratio. A Consolidated Interest Coverage Ratio of not less than three-quarters to one (.75:1.0), measured on a fiscal quarter basis (for the purposes hereof, the Consolidated Interest Coverage Ratio will be calculated based upon the most recently completed twelve (12) month period; provided, however, that Borrower need only maintain such a ratio of not less than fifteen one-hundredths to one (0.15:1.0) for the fiscal quarter ending November 24, 1996 and of not less than fifteen one-hundredths to one (0.15:1.0) for the fiscal quarter ending February 23, 1997 without regard to the restructuring charge, totaling Thirty Nine Million, Seven Hundred Ninety Two Thousand ($39,792,000) taken at the second quarter ending August 25, 1996.

     (e) Consolidated Total Senior Liabilities to Consolidated Tangible Capital Base. A ratio of Consolidated Total Senior Liabilities divided by Consolidated Tangible Capital Base of not more than nine tenths to one (.90:1.0), measured on a fiscal quarter basis; provided, however, that Borrower need only maintain such a ratio of not more than one and one-quarter to one (1.25:1.0) for the fiscal quarter ending November 24, 1996 and of not more than one and five onE-hundredths to one (1.05:1.0) for the fiscal quarter ending February 23, 1997.

     (f) Consolidated Adjusted Total Senior Liabilities to Consolidated Capital Base. A ratio of Consolidated Adjusted Total Senior Liabilities divided by Consolidated Capital Base of not more than one and fifteen one-hundreds to one (1.15:1.0), measured on a fiscal quarter basis; provided, however, that Borrower need only maintain such a ration of not more than one and fifty-fifV one-hundredths to one (1.55:1.0) for the fiscal quarter ending November 24, 1996 and of not more than one and forty-five one-hundredths to one (1.45:1.0) for the fiscal quarter ending February 23, 1996.

     (g) Consolidated Operating Income. Borrower shall not permits its consolidated operating income to be less than negative One Million Seven Hundred Thousand Dollars ($1,700,000) for the fiscal year ending February 23, 1997 (without regard to restructuring charge, totaling Thirty Nine Million Seven Hundred Ninety Two Thousand ($39,792,000), taken at the second quarter ending August 25, 1996) and to be less than Twelve Million Dollars ($12,000,000) for any fiscal year of Borrower commencing with Borrower's fiscal year ending February 23, 1998.

     (h) Operating Income at Town & Country Fine Jewelry Group, Inc. Borrower shall not permit Group's operating income to be less than Seven Hundred Ninety-Two Thousand Dollars ($792,000) for the fiscal year ending February 23, 1997 (without regard to restructuring charge, totaling Thirty Nine Million Seven Hundred Ninety Two Thousand ($39,792,000), taken at the second quarter ending August 25, 1996) and to be less than Ten Million Three Hundred Thousand Dollars ($10,300,000) for any fiscal year of the Group commencing with Group's fiscal year ending February 23, 1998.

     (i) Operating Income at L. G. Balfour Company. Borrower shall not permit Balfour's operating income to be less than Two Million Six Hundred Fifty Thousand Dollars ($2,650,000) for the fiscal year ending February 23, 1997 (without regard to restructuring charge, totaling Thirty Nine Million Seven Hundred Ninety Two Thousand ($39,792,000), taken at the second quarter ending August 25, 1996) and to be less than Two Million Eight Hundred Thousand Dollars ($2,800,000) for any fiscal year of Balfour commencing with Balfour's fiscal year ending February 23, 1998.

     (j) Gross Profit at Town & Country Fine Jewelry Group, Inc. Borrower shall not permit Group's gross profit to be less than Twenty Six Million One Hundred Thousand Dollars ($26,100,000) for any fiscal year of Group commencing with Group's fiscal year ending February 23, 1997 (without regard to restructuring charge, totaling Thirty Nine Million Seven Hundred Ninety Two Thousand ($39,792,000), taken at the second quarter ending August 25, 1996).

     With respect to the foregoing covenants, Foothill and Borrower agree that Borrower has made a good faith estimate of the expenses incurred or to be incurred relating to the restructuring of its Gold facility (which expenses are estimated at $900,000) and the Pending Material Transaction (which expenses are estimated at $1,100,000). Of such $2,000,000, T&C expensed $450,000 in its fiscal year ended February 5, 1996. Borrower believes there should not be any significant increase in these expenses, which therefore currently would be expected to have an approximate $1,500,000 impact on its financial statements for its fiscal year ending in 1997. Foothill agrees that up to, but not more than, $2,000,000 of such expenses shall be disregarded for purposes of making all financial covenant calculations that pertain to Borrower's fiscal year ending February 23, 1997.

     Should the pending Material Transaction be consummated with the consent of Foothill, Borrower and Foothill will negotiate in good faith to reset the foregoing covenants at reasonable levels within forty-five days following the Pending Material Transaction Closing Date, taking into account the effect of the consummation of the Pending Material Transaction.

     3. Borrower has requested Foothill to consent to:

     a. the sale by Borrower of its real property located at 45 County Street, in Attleboro, Massachusetts pursuant to a purchase and sale reasonably satisfactory to Foothill and the release of Foothill's lien thereon by Foothill without recourse, representation, or warranty;

     b. the sale by Borrower of its real property located at 50 County Street, in Attleboro, Massachusetts pursuant to a purchase and sale reasonably satisfactory to Foothill and the release of Foothill's lien thereon by Foothill without recourse, representation, or warranty;

     c. The sale by Borrower of its real property located at 2621 Lone Star Drive, in Dallas, Texas pursuant to a purchase and sale reassonably satisfactory to Foothill and the release of Foothill's lien thereon by Foothill without recourse, representation, or warranty; and

     d. The sale by Borrower of its real property located at 130 West 46th Street, in New York, New York pursuant to a purchase and sale reasonably satisfactory to Foothill and the release of Foothill's lien thereon by Foothill without recourse, representation, or warranty;

     and (the foregoing items 3.a., 3.b., 3.c., and 3.d are referred to herein, collectively, as the "Designated Items"). Foothill hereby consents to the Designated Items; provided that Borrower promptly shall pay to Foothill all net cash proceeds of each of the Designated Items and pledge and deliver to Foothill all Negotiable Collateral (and all associated endorsements or assignments, executed in blank, in form and substance satisfactory to Foothill) in respect of each of the Designated Items (including that certain Nonrecourse Purchase Money Note, dated as of November __, 1996, made by Apple Core Hotels Corp. to the order of Town & Country Fine Jewelry Group, Inc. in the original principal amount of $1,460,000); it being understood that all such Negotiable Collateral shall constitute Collateral, the release (if any) of which shall be governed by the Loan Document.

     Each of the consents to the Designated Items is limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the applicable Designated Item is based, shall not excuse future non-compliance with the Loan Agreement (as it may from time to time be amended), including Section 6.13 thereof, and, except as expressly set forth herein, shall not operate as a waiver or an amendment of any right, power or remedy of Foothill, nor as a consent to any further or other matter, under the Loan Documents.

     4. As a condition precedent to the effectiveness of the Amendment, Foothill shall have received an amendment fee of Fifty Thousand Dollars ($50,000), which fee is earned in full by Foothill and due and payable by Borrower to Foothill concurrently with the execution and delivery of this Amendment by Borrower.

     5. Borrower hereby represents and warrants to Foothill as follows:

     (a) The execution, delivery, and performance by Borrower of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person in order to be effective and enforceable.

     (b) The Loan Agreement, as amended by the Amendment, constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, without defense, counterclaim, or offset.

     6. Foothill and Borrower also agree that:

     (a) Except as herein expressly amended, all terms, covenants and provisions of the Loan Agreement are and shall remain in full force and effect and all references therein to the Loan Agreement shall henceforth refer to the Loan Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Loan Agreement.

     (b) This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

     (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument. This Amendment shall become effective when each party has executed and delivered a counterpart hereof.

     (d) The Amendment, together with the Loan Agreement and the other Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in writing executed by both of the parties hereto.

     (e) If any term or provision of this Amendment shall be deemed prohibited by or invalidated without affecting the remaining provisions of this Agreement or the Loan Agreement, respectively.

IN WITNESS HEREOF, this Amendment has been executed and delivered as of the date first set forth above.

TOWN & COUNTRY CORPORATION,
a Massachusetts corporation

By /s/ Francis X. Correra
Name:
Title:

TOWN & COUNTRY FINE JEWELRY GROUP, INC., a Massachusetts corporation

By /s/ Francis X. Correra
Name: Francis X. Correra
Title: Vice President

GOLD LANCE, INC., a Massachusetts corporation


By /s/ Francis X. Correra
Name: Francis X. Correra
Title: Treasurer

L. G.BALFOUR COMPANY, INC.
a Delaware corporation

By /s/ Francis X. Correra Name:
Francis X. Correra
Title: Executive Vice President

FOOTHILL CAPITAL CORPORATION
a California Corporation

By /s/ Anthony Aloi

Name: Anthony Aloi
Title: Assistant Vice President